AMENDMENT NO. 1 TO CONVERTIBLE SENIOR NOTE DUE 2024
This Amendment No. 1 (this “Amendment”), dated as of March 9, 2023, to that certain 7.50% Convertible Senior Note due 2024, dated February 28, 2019 (the “Note”), issued by Steel Connect, Inc., a Delaware corporation (the “Company”), pursuant to that certain 7.50% Convertible Senior Note Due 2024 Purchase Agreement, dated February 28, 2019 (as amended, the “Purchase Agreement”), by and between the Company and to SPH Group Holdings LLC, a Delaware limited liability company, and as assigned to and assumed by WebFinancial Holding Corporation, a Delaware corporation (“WFHC”), is made by and between the Company and WFHC. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Note.
WITNESSETH:
WHEREAS, the Company and WFHC desire to amend certain provisions of the Note;
WHEREAS, pursuant to the Note and Section 5.4 of the Purchase Agreement, the Note may be amended in a written instrument signed by the Company and WFHC; and
WHEREAS, the Company and WFHC have agreed, subject to the terms, conditions and understandings expressed in this Amendment, to amend the Note.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1. AMENDMENT
SECTION 1.1 Amendments to the Note. By executing this Amendment, the Company and WFHC hereby agree and acknowledge:
(a)    that the first and second paragraphs of the face of the Note are hereby amended to delete “March 1, 2024” and insert “September 1, 2024” in the place of such deletion, whereby the Maturity Date shall be September 1, 2024.
(b)    that the following text shall be inserted in the face of the Note immediately following the second paragraph:
“On each of March 9, 2023 and June 9, 2023, the Company shall repay at par $1,000,000 principal amount of this Note.”
SECTION 1.2 Amendment Fee. Concurrently with the execution hereof, the Company shall pay WHFC an amount in cash equal to $149,400 as an amendment fee (the “Amendment Fee”) by wire transfer of immediately available funds to an account designated by WFHC.
ARTICLE 2. MISCELLANEOUS
SECTION 2.1 Counterparts.     This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including delivery by way of facsimile) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Company.
SECTION 2.2 Effective Date. This Amendment shall become effective as of the date first referenced above (the “Effective Date”) upon payment of the Amendment Fee.
    SECTION 2.3 Effect of Amendment. From and after the Effective Date, the Note and all references to the Note pursuant to the Purchase Agreement and any other documents referenced therein shall be deemed to be references to the Note as modified hereby. Except as expressly amended by this Amendment, the terms and provisions of the Note shall continue in full force and effect. This Amendment is limited as specified and shall not constitute a modification, amendment, acceptance or waiver of any other provision of the Note, the Purchase Agreement or any other document referenced therein.
    SECTION 2.4 Headings. The article and section headings in this Amendment are for convenience only and shall not constitute a part of this Amendment for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.
SECTION 2.5 Further Assurances. From and after the date of this Amendment, upon the request of any party hereto, each party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Amendment.

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IN WITNESSES WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

COMPANY:
STEEL CONNECT, INC.

By:    /s/ Jason Wong
Name: Jason Wong
Title: Chief Financial Officer

WFHC:

WEBFINANCIAL HOLDING CORPORATION

By:    /s/ Jack Howard
Name: Jack Howard
Title: President